EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of eGain Communications Corporation for the registration of 4,312,568 shares of its common stock and to the incorporation by reference therein of our report dated July 28, 2000, except for Note 10 as to which the date is August 28, 2000, with respect to the consolidated financial statements of eGain Communications Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2000, filed with the Securities and Exchange Commission.

                                       Ernst & Young LLP

                                       /s/ Ernst & Young LLP


Palo Alto, California
October 20, 2000